SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                November 19, 2002
                   ------------------------------------------
                     Date of Report (Date of earliest event
                                    reported)

                         Oil-Dri Corporation of America
                   ------------------------------------------
                     (Exact name of registrant as specified
                                 in its charter)



            Delaware                0-8675              36-2048898
     ----------------------    ----------------      ----------------
       (State or other          (Commission           (IRS Employer
       jurisdiction of          File Number)         Identification
       incorporation)                                    No.)



          410 North Michigan Avenue
                  Suite 400
              Chicago, Illinois                     60611-4213
        -----------------------------              -----------
           (Address of principal                    (Zip Code)
             executive offices)


                                 (312) 321-1515
                   ------------------------------------------
                          Registrant's telephone number

ITEM 5.  OTHER EVENTS

On November 19, 2002, the release attached as Exhibit 99 and incorporated herein by reference was issued, announcing that Oil-Dri Corporation of America has signed a definitive agreement to purchase the Jonny Cat(R) cat litter business of A&M Products, a wholly-owned subsidiary of The Clorox Company. Included in the purchase is a manufacturing plant in Taft, California, and extensive mineral reserves. The agreement is subject to customary closing conditions, including Oil-Dri's satisfaction with its due diligence.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits:  The following documents are attached as exhibits to this report:

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
99              Press Release, November 19, 2002

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          OIL-DRI CORPORATION OF AMERICA



                          By: /S/  JEFFREY M. LIBERT
                              --------------------------------
                              Jeffrey M. Libert
                              Vice President and Chief Financial Officer




Date:  November 20, 2002

RELEASE:                                                 CONTACT:
Immediate                                                Ronda Williams
                                                         312-706-3232

                       OIL-DRI ANNOUNCES MAJOR ACQUISITION

CHICAGO -- November 19, 2002 -- Oil-Dri Corporation of America (NYSE: ODC) announced today that it has signed a definitive agreement to purchase the Jonny Cat(R) cat litter business of A&M Products, a wholly-owned subsidiary of The Clorox Company (NYSE: CLX). Included in the purchase is a manufacturing plant in Taft, Calif., and extensive mineral reserves.

The agreement is subject to customary closing conditions including Oil-Dri's satisfaction with its due diligence. The parties expect to close the transaction in December.

Oil-Dri President and Chief Executive Officer, Daniel S. Jaffee, commented, "This agreement fulfills a 60-year dream for Oil-Dri. During our many years in business, our manufacturing capabilities have been focused primarily east of the Rocky Mountains. We are very happy to be acquiring this important manufacturing facility to service the Western United States. At the completion of this transaction we will be able to competitively fulfill our trade partners' cat box filler requirements from coast to coast."


Jaffee continued, "We are committed to supporting both Jonny Cat and Cat's Pride(R) brands, each of which holds a unique position in the cat litter category. The approximately 100 Taft plant employees have tremendous experience and expertise and are sure to make this a smooth transition. The plant has flexible production capabilities and adequate growth capacity."

Jonny Cat litter entered the market in the late 1940s and now has major distribution in both the western and northeastern parts of the United States with 75% of the product sold on the West Coast. The brand enjoys a strong market share in Los Angeles and San Francisco, two very important U.S. markets.

"This strategic acquisition will increase our manufacturing capacity and distribution on the West Coast," said Jaffee. "It is an opportunity to expand our relationships with existing customers to a national level and become a full-line supplier of both branded and private label products to all trade channels."

Oil-Dri, established in 1941, has been in the cat litter business for over 40 years and is the world's largest manufacturer of cat litter. The company currently manufactures Jonny Cat litter for the Eastern U.S. under a co-packaging agreement with Clorox and will continue to supply them with Fresh Step(R) traditional clay cat litter under a current long-term agreement.

This purchase includes a manufacturing complex, made up of processing, packaging and warehouse facilities, located on 172 acres of land in Taft, Calif. The production plant is supported by extensive mineral reserves. "We believe the mineral reserves are of the quality and quantity necessary to support and grow the cat litter, industrial and agricultural carrier businesses," stated Jaffee. "We feel confident that after integrating this plant into our system, we will be able to take full advantage of the many marketing, manufacturing and logistical synergies," added Jaffee.

"This is a cash transaction and is expected to be non-dilutive to earnings in the short run but accretive to earnings thereafter," said Jaffee.

Oil-Dri operates 11 U.S. and international facilities and manufactures products for several markets. In business for over 60 years, Oil-Dri is a leader in sorbent development, serving diverse markets for industrial and automotive, fluids purification, animal health and nutrition, agricultural carriers and sports turf products.

Clorox Media Contact:     Dan Staublin    510-271-1622
-------------------------------------------------------------------------------

Oil-Dri Corporation of America is the world's largest manufacturer of cat litter and a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets.

This release contains certain forward-looking statements regarding the company's expected performance for future periods, and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties which include, but are not limited to, competitive factors in the consumer market; the level of success in implementation of price increases and surcharges; changes in overall agricultural demand; changes in the market conditions, the overall economy, energy prices, and other factors detailed from time to time in the company's annual report and other reports filed with the Securities and Exchange Commission.